Exhibit 99.1

Chart Industries Divests American Fan to Fairbanks Morse Defense

ATLANTA, October 27, 2023 – Chart Industries, Inc. (NYSE: GTLS) (“Chart”) announced that it simultaneously signed and closed on the divestiture of its American Fan business to Fairbanks Morse Defense (“FMD”), a portfolio company of Arcline Investment Management, for an all-cash purchase price of $111 million yesterday. The purchase price represents multiples in line with prior Chart transactions. American Fan designs, manufactures, and services high-performance axial and centrifugal fans for enduring U.S. Navy, Military Sealift Command, and U.S. Coast Guard platforms and specialty industrial applications. Cash proceeds have been used for debt paydown. The business operates in a dedicated facility in Fairfield, Ohio, which was included in the transaction. All employees of American Fan will be offered the opportunity to continue employment with FMD.

“This transaction brings our 2023 proceeds from divestitures to approximately $500 million for debt reduction, as originally anticipated and within seven months following the acquisition of Howden,” stated Jill Evanko, Chart CEO and President. “These actions allow us to accelerate our deleveraging plan, supporting the anticipated achievement of our target net leverage ratio range of 2.5 to 2.9 by mid-2024.”

“Now more than ever, Fairbanks Morse Defense remains committed to expanding our growing array of OEM equipment to ensure that our fleet is always mission-ready,” said George Whittier, FMD CEO. “American Fan has a long track record of delivering high-quality products to the U.S. Navy, and its addition to our portfolio strengthens our ability to meet the continually evolving needs of our military and marine customers.”

Advisors

Capital One Securities, Inc. served as exclusive financial advisor and Winston & Strawn LLP served as legal counsel to Chart.

BofA Securities served as financial advisor to Arcline Investment Management.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Chart’s business plans, including anticipated acquisitions, future cost synergies and efficiency savings, net leverage ratios, objectives, future orders, revenue, margins, earnings, performance or outlook, business or industry trends and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “indicators”, “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by Chart are made based on management’s expectations and beliefs concerning future events impacting Chart and are subject to uncertainties and factors relating to Chart’s operations and business environment, all of which are difficult to predict and many of which are beyond Chart’s control, that could cause Chart’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause Chart’s actual results to differ materially from those described in the forward-looking statements include: we may be unable to achieve our target net leverage ratio range, achieving our target net leverage ratio range may take longer than anticipated; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. Chart undertakes no obligation to update or revise any forward-looking statement.

About Chart Industries, Inc.

Chart Industries, Inc. is an independent global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handing for the Nexus of Clean™—clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair and from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. Chart is committed to excellence in environmental, social and corporate governance (ESG) issues both for its company as well as its customers. With 64 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com

About Fairbanks Morse Defense

Fairbanks Morse Defense (FMD) builds, maintains, and services the most trusted naval power and propulsion systems on the planet. For nearly a century, Fairbanks Morse Defense has been a principal supplier of a growing array of leading marine technologies, OEM parts, and turnkey services to the U.S. Navy, U.S. Coast Guard, Military Sealift Command, and Canadian Coast Guard. FMD stands ready to rapidly support the systems that power military fleets without compromising safety or quality. In times of peace and war, the experienced engineers, sailors, and technicians of FMD demonstrate our commitment to supporting the mission and vision of critical global naval operations wherever and whenever needed. FMD is a portfolio company of Arcline Investment Management.

To learn more, visit www.FairbanksMorseDefense.com.

Chart Industries Investor Relations Contact:

John Walsh

VP, Investor Relations

1-770-721-8899

john.walsh@chartindustries.com